Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-262445) to be filed on or about September 5, 2023 of our report dated March 30, 2023, related to the consolidated financial statements of Reliance Global Group, Inc. and its Subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the two year period ended December 31, 2022, which appears in the Annual Report on From 10-K of Reliance Global Group, Inc. for the year ended December 31, 2022, which was filed on August 10, 2023. We also consent to the reference to our Firm under the caption “Experts” in this Post-Effective Amendment No. 1 to Form S-1.

/s/ Mazars USA LLP
Fort Washington, Pennsylvania
September 5, 2023